Exhibit 99.3

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

On November 30, 2018, Ping Merger OP, LP, which we refer to as Merger OP, a subsidiary of Pebblebrook Hotel, L.P., which we refer to as Pebblebrook OP, merged with and into LaSalle Hotel Operating Partnership, L.P., LaSalle's operating partnership, which we refer to as LaSalle OP, with LaSalle OP as the surviving partnership and a wholly owned subsidiary of Pebblebrook OP. We refer to this merger as the partnership merger. Immediately following the partnership merger, LaSalle Hotel Properties, which we refer to as LaSalle, merged with and into Ping Merger Sub, LLC, which we refer to as Merger Sub, a wholly owned subsidiary of Pebblebrook Hotel Trust, which we refer to as Pebblebrook, with Merger Sub surviving the merger as a wholly owned subsidiary of Pebblebrook. We refer to this merger as the Company merger and, together with the partnership merger, as the mergers. The mergers are part of the transactions contemplated by the Agreement and Plan of Merger dated September 6, 2018, as amended on September 18, 2018, by and among Pebblebrook, Pebblebrook OP, Merger Sub, Merger OP, LaSalle and LaSalle OP, which we refer to as merger agreement. On December 3, 2018, Merger Sub was liquidated and dissolved.

Pursuant to the terms and subject to the conditions set forth in the merger agreement, at the effective time of the Company merger, each outstanding common share of LaSalle, $.01 par value per share, which we refer to as LaSalle common shares, was exchanged for the merger consideration in accordance with elections made by holders of LaSalle common shares.

The consideration for the mergers included 61.4 million of Pebblebrook common shares issued to LaSalle common shareholders, 10.4 million of Pebblebrook preferred shares to LaSalle preferred shareholders, 0.1 million common units of Pebblebrook OP, which we refer to as OP Units, issued to LaSalle OP limited partners, and $1.7 billion in cash (which includes the cash paid for the termination fee pursuant to a prior merger agreement into which LaSalle and LaSalle had entered). The total value of the consideration consisted of the following, valuing each Pebblebrook common share and OP unit at $34.92, which was the closing price per Pebblebrook common share on November 30, 2018, the day of completion of the mergers, and valuing each Pebblebrook preferred share at fair value (in thousands):

Consideration
Common Shares	$2,144,057
Preferred Shares	234,222
OP Units	4,665
Cash, net of cash acquired	1,719,150
Total consideration	$4,102,094

Pebblebrook preliminarily allocated the purchase price consideration as follows (in thousands):

Allocation
Investment in hotel properties, net	$4,179,201
Restricted cash	14,996
Hotel receivables (net of allowance for doubtful accounts of $245)	31,424
Prepaid expenses and other assets	57,392
Accounts payable and accrued expenses	(124,917)
Deferred revenue	(26,290)
Accrued interest	(2,354)
Distribution payable	(4,116)
Accumulated other comprehensive income (loss)	(23,242)
Total consideration	$4,102,094

 The following unaudited pro forma condensed combined financial statements are based on Pebblebrook's historical combined financial statements and LaSalle's historical combined financial statements, both of which have been adjusted in the statements below to give effect to the mergers. The unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2018 and the year ended December 31, 2017 give effect to the mergers as if they had occurred on January 1, 2017, the beginning of the earliest period presented. The unaudited pro forma condensed combined balance sheet as of September 30, 2018 gives effect to the mergers as if they had occurred on September 30, 2018. The historical combined financial statements of LaSalle have been adjusted to reflect certain reclassifications in order to conform to Pebblebrook's financial statement presentation.

The estimated fair values for the assets acquired and the liabilities assumed are preliminary and are subject to change during the measurement period as additional information related to the inputs and assumptions used in determining the fair value of the assets and liabilities becomes available and may result in variances to the amounts presented in the unaudited pro forma condensed combined balance sheet and the unaudited pro forma condensed statements of operations.

The unaudited pro forma condensed combined financial statements were prepared using the acquisition method of accounting with Pebblebrook considered the accounting acquirer of LaSalle. Under the acquisition method of accounting, the purchase price is allocated to the underlying LaSalle tangible and intangible assets acquired and liabilities assumed based on their respective fair values, with the excess purchase price, if any, allocated to goodwill.

LaSalle sold four of LaSalle's hotel properties immediately prior to completion of the mergers. Due to the significance of the sales, LaSalle's consolidated balance sheet as of September 30, 2018 and historical consolidated statements of operations for the year ended December 31, 2017 and the nine months ended September 30, 2018 have been adjusted to reflect the sales of these hotels. For pro forma purposes, the sales are assumed to have occurred on September 30, 2018 for the unaudited pro forma condensed combined balance sheet and on January 1, 2017 for the unaudited pro forma condensed combined statements of operations.

Assumptions and estimates underlying the unaudited adjustments to the unaudited pro forma condensed combined financial statements are described in the accompanying notes. The historical combined financial statements have been adjusted in the unaudited pro forma condensed combined financial statements to give effect to pro forma events that are: (1) directly attributable to the mergers, (2) factually supportable and (3) expected to have a continuing impact on the operating results of Pebblebrook following the mergers. This information is presented for illustrative purposes only and is not indicative of the combined operating results or financial position that would have occurred if such transactions had occurred on the dates described above and in accordance with the assumptions described below, nor is it indicative of future operating results or financial position.

The unaudited pro forma combined financial statements, although helpful in illustrating the financial characteristics of Pebblebrook following the mergers under one set of assumptions, do not reflect the benefits of expected cost savings (or associated costs to achieve such savings), opportunities to earn additional revenue or other factors that may result as a consequence of the mergers and do not attempt to predict or suggest future results. Specifically, the unaudited pro forma condensed combined statements of operations exclude projected operating efficiencies and synergies expected to be achieved as a result of the mergers. The projected operating synergies are expected to substantially offset the expected increase in property tax reassessments of the acquired properties located in California, as required by California's Proposition 13. The unaudited pro forma combined financial statements also exclude the effects of costs associated with any restructuring or integration activities or asset dispositions resulting from the mergers as they are not all known currently, and to the extent they occur, are expected to be non-recurring and were not incurred as of the completion date of the mergers. However, such costs could affect Pebblebrook following the mergers in the period the costs are incurred or recorded.

The unaudited pro forma condensed combined statements of operations have been developed from and should be read in conjunction with:

•	the accompanying notes to the unaudited pro forma condensed combined financial statements;

•
the historical audited consolidated financial statements of Pebblebrook as of and for the year ended December 31, 2017 and the related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in its Annual Report on Form 10-K for the year ended December 31, 2017, as filed with the SEC on February 22, 2018;

•
the historical unaudited consolidated financial statements of Pebblebrook as of and for the nine months ended September 30, 2018 and the related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in its Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2018, as filed with the SEC on November 1, 2018;

•
the historical audited consolidated financial statements of LaSalle as of and for the year ended December 31, 2017 and the related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in its Annual Report on Form 10-K for the year ended December 31, 2017, as filed with the SEC on February 20, 2018; and

•
the historical unaudited consolidated financial statements of LaSalle as of and for the nine months ended September 30, 2018 and the related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in its Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2018, as filed with the SEC on November 1, 2018.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
SEPTEMBER 30, 2018
(Dollars in thousands)

	Pebblebrook Historical(1)	LaSalle Historical(1)	LaSalle Adjustments (A)	LaSalle Adjusted	Pro Forma Adjustments		Pebblebrook Pro Forma
ASSETS
Investment in hotel properties, net	$2,437,679	$3,272,555	$(811,667)	$2,460,888	$1,718,313	B	$6,616,880
Investment in marketable securities	373,891	—	—	—	(373,891)	C	—
Ground lease assets, net	28,593	—	—	—	—		28,593
Cash and cash equivalents	18,026	248,164	792,509	1,040,673	(681,280)	D	377,419
Restricted cash reserves	8,485	14,996	—	14,996	—		23,481
Hotel and other receivables, net	36,317	41,732	(10,308)	31,424	—		67,741
Prepaid expense and other assets	173,472	82,004	(15,156)	66,848	(9,456)	E	230,864
Total assets	$3,076,463	$3,659,451	$(44,622)	$3,614,829	$653,686		$7,344,978
LIABILITIES AND EQUITY
Unsecured revolving credit facilities	$394,000	$—	$—	$—	$(30,000)	F	$364,000
Term Loans, net	771,087	853,634	—	853,634	784,015	G	2,408,736
Senior unsecured notes, net	99,445	—	—	—	—		99,445
Mortgage debt, net	68,731	224,806	—	224,806	(224,806)	H	68,731
Accounts payable and accrued expenses	147,564	152,183	(16,418)	135,765	125,313	I	408,642
Advance deposits	25,547	33,371	(7,081)	26,290	—		51,837
Accrued interest	3,459	2,354	—	2,354	—		5,813
Distribution payable	31,647	4,116	—	4,116	—		35,763
Deferred deposit on merger transaction	—	112,000	—	112,000	(112,000)	J	—
Total liabilities	1,541,480	1,382,464	(23,499)	1,358,965	542,522		3,442,967
Commitments and contingencies
Shareholders' equity:
Preferred shares	100	104	—	104	—		204
Common shares	689	1,132	—	1,132	(518)	K	1,303
Additional paid-in capital	1,686,530	2,696,646	(47,838)	2,648,808	(271,143)	K	4,064,195
Accumulated other comprehensive income (loss)	12,356	23,242	—	23,242	—		35,598
Distributions in excess of retained earnings	(170,284)	(447,478)	26,715	(420,763)	381,501	L	(209,546)
Total shareholders' equity	1,529,391	2,273,646	(21,123)	2,252,523	109,840		3,891,754
Non-controlling interests	5,592	3,341	—	3,341	1,324		10,257
Total equity	1,534,983	2,276,987	(21,123)	2,255,864	111,164		3,902,011
Total liabilities and equity	$3,076,463	$3,659,451	$(44,622)	$3,614,829	$653,686		$7,344,978

(1)The historical financial information for Pebblebrook and LaSalle is derived from their respective Quarterly Reports on Form 10-Q for the nine months ended September 30, 2018 filed with the SEC. Certain historical LaSalle amounts have been reclassified to conform to Pebblebrook's financial statement presentation.

See accompanying notes to the unaudited pro forma condensed combined financial statements

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2017
(Dollars in thousands, except per share data)

	Pebblebrook Historical(1)	LaSalle Historical(1)	LaSalle Adjustments (A)	LaSalle Adjusted	Pro Forma Adjustments		Pebblebrook Pro Forma
Revenues:
Room	$532,288	$791,287	$(155,589)	$635,698	$—		$1,167,986
Food and beverage	182,737	214,280	(14,063)	$200,217	—		382,954
Other operating	54,292	99,248	(17,205)	$82,043	—		136,335
Total revenues	769,317	1,104,815	(186,857)	917,958	—		1,687,275
Expenses:
Hotel operating expenses:
Room	134,068	214,843	(57,916)	156,927	—		290,995
Food and beverage	123,213	154,371	(15,231)	139,140	—		262,353
Other direct and indirect	210,692	289,996	(49,577)	240,419	—		451,111
Total hotel operating expenses	467,973	659,210	(122,724)	536,486	—		1,004,459
Depreciation and amortization	102,290	178,374	(36,765)	141,609	12,508	M	256,407
Real estate taxes, personal property taxes, property insurance, and ground rent	48,500	77,956	(13,741)	64,215	10,000	N	122,715
General and administrative	24,048	39,301	(365)	38,936	—		62,984
Impairment and other losses	6,003	—	—	—	—		6,003
Total operating expenses	648,814	954,841	(173,595)	781,246	22,508		1,452,568
Operating income (loss)	120,503	149,974	(13,262)	136,712	(22,508)		234,707
Interest income	97	2,568	—	2,568	—		2,665
Interest expense	(37,299)	(39,366)	—	(39,366)	(34,076)	P	(110,741)
Other	2,265	(1,706)	—	(1,706)	—		559
Gain on sale of hotel properties	14,877	85,545	—	85,545	—		100,422
Equity in earnings (loss) of joint venture	—	—	—	—	—		—
Income (loss) before income taxes	100,443	197,015	(13,262)	183,753	(56,584)		227,612
Income tax (expense) benefit	(181)	(1,699)	44	(1,655)	—		(1,836)
Net income (loss)	100,262	195,316	(13,218)	182,098	(56,584)		225,776
Net income (loss) attributable to non-controlling interests	374	282	—	282	—		656
Net income (loss) attributable to the Company	99,888	195,034	(13,218)	181,816	(56,584)		225,120
Distribution to preferred shareholders	(16,094)	(18,024)	—	(18,024)	—		(34,118)
Issuance costs of redeemed preferred shares	—	(2,401)	—	(2,401)	—		(2,401)
Net income (loss) attributable to common shareholders	$83,794	$174,609	$(13,218)	$161,391	$(56,584)		$188,601
Net income (loss) per share available to common shareholders, basic	$1.20	$1.54	$(0.12)	$1.42	$1.10		$1.43	R
Net income (loss) per share available to common shareholders, diluted	$1.19	$1.54	$(0.12)	$1.42	$1.10		$1.42	R
Weighted-average number of common shareholders, basic	69,591,973	112,975,329	112,975,329	112,975,329	(51,576,225)		130,991,077	R
Weighted-average number of common shares, diluted	69,984,837	113,364,092	113,364,092	113,364,092	(51,576,225)		131,772,704	R
(1)The historical financial information for Pebblebrook and LaSalle is derived from their respective Annual Reports on Form 10-K for the year ended December 31, 2017 filed with the SEC. Certain historical LaSalle amounts have been reclassified to conform to Pebblebrook's financial statement presentation.

See accompanying notes to the unaudited pro forma condensed combined financial statements

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2018
(Dollars in thousands, except per share data)

	Pebblebrook Historical(1)	LaSalle Historical(1)	LaSalle Adjustments (A)	LaSalle Adjusted	Pro Forma Adjustments		Pebblebrook Pro Forma
Revenues:
Room	$411,396	$589,371	$(117,352)	$472,019	$—		$883,415
Food and beverage	136,919	151,821	(11,093)	$140,728	—		277,647
Other operating	44,721	84,438	(13,740)	$70,698	—		115,419
Total revenues	593,036	825,630	(142,185)	683,445	—		1,276,481
Expenses:
Hotel operating expenses:
Room	99,540	162,418	(45,269)	117,149	—		216,689
Food and beverage	93,611	111,655	(11,683)	99,972	—		193,583
Other direct and indirect	160,663	214,878	(37,304)	177,574	—		338,237
Total hotel operating expenses	353,814	488,951	(94,256)	394,695	—		748,509
Depreciation and amortization	74,229	138,490	(25,337)	113,153	2,296	M	189,678
Real estate taxes, personal property taxes, property insurance, and ground rent	35,809	62,800	(11,471)	51,329	7,500	N	94,638
General and administrative	21,465	44,904	(187)	44,717	(26,695)	O	39,487
Impairment loss	1,452	—	—	—	—		1,452
Gain on insurance settlement	(13,954)	—	—	—	—		(13,954)
Total operating expenses	472,815	735,145	(131,251)	603,894	(16,899)		1,059,810
Operating income (loss)	120,221	90,485	(10,934)	79,551	16,899		216,671
Interest income	162	2,073	—	2,073	—		2,235
Interest expense	(33,274)	(31,205)	—	(31,205)	(6,134)	P	(70,613)
Other	29,247	—	—	—	(29,247)	Q	—
Merger termination fee	—	(112,000)	—	(112,000)	112,000	Q	—
Gain on sale of hotel properties	—	—	—	—	—		—
Equity in earnings (loss) of joint venture	—	—	—	—	—		—
Income (loss) before income taxes	116,356	(50,647)	(10,934)	(61,581)	93,518		148,293
Income tax (expense) benefit	(3,628)	(3,816)	52	(3,764)	—		(7,392)
Net income (loss)	112,728	(54,463)	(10,882)	(65,345)	93,518		140,901
Net income (loss) attributable to non-controlling interests	424	122	—	122	—		546
Net income (loss) attributable to the Company	112,304	(54,585)	(10,882)	(65,467)	93,518		140,355
Distribution to preferred shareholders	(12,070)	(12,347)	—	(12,347)	—		(24,417)
Issuance costs of redeemed preferred shares	—	—	—	—	—		—
Net income (loss) attributable to common shareholders	$100,234	$(66,932)	$(10,882)	$(77,814)	$93,518		$115,938
Net income (loss) per share available to common shareholders, basic	$1.45	$(0.61)	$(0.10)	$(0.70)	$(1.89)		$0.89	R
Net income (loss) per share available to common shareholders, diluted	$1.44	$(0.61)	$(0.10)	$(0.70)	$(1.89)		$0.88	R
Weighted-average number of common shareholders, basic	68,900,402	110,793,969	110,793,969	110,793,969	(49,394,865)		130,299,506	R
Weighted-average number of common shares, diluted	69,267,098	110,793,969	110,793,969	110,793,969	(49,394,865)		130,666,202	R
(1)The historical financial information for Pebblebrook and LaSalle is derived from their respective Quarterly Reports on Form 10-Q for the quarter ended September 30, 2018 filed with the SEC. Certain historical LaSalle amounts have been reclassified to conform to Pebblebrook's financial statement presentation.

See accompanying notes to the unaudited pro forma condensed combined financial statements

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
(in thousands unless otherwise noted)

1. Overview

For purposes of the unaudited pro forma combined financial statements, which we refer to as the pro forma financial statements, we have used a total purchase price for the mergers of $4.1 billion, which consists primarily of Pebblebrook common and preferred shares issued and cash paid as consideration. Under the terms of the merger agreement, LaSalle shareholders were permitted to elect to receive for each share they owned either (i) 0.92 Pebblebrook common share or (ii) $37.80 in cash. A maximum of 30% of the outstanding LaSalle common shares could receive cash and cash elections were subject to pro rata cutbacks if holders of more than 30% of LaSalle common shares elected cash. The maximum number of shares eligible to receive cash elected to receive cash. New Pebblebrook preferred shares were issued to replace LaSalle preferred shares on a one-for-one basis.

            The pro forma financial statements have been prepared by applying the acquisition method of accounting under U.S. GAAP, which we refer to as acquisition accounting, with Pebblebrook as the acquiring entity. Accordingly, the total purchase price was allocated to the LaSalle assets acquired and the LaSalle liabilities assumed based on their respective fair values, as further described below.

            To the extent identified, certain reclassifications have been reflected in the pro forma financial statements to conform LaSalle's financial statement presentation to that of Pebblebrook. However, the pro forma financial statements may not reflect all the adjustments necessary to conform LaSalle's accounting policies to those of Pebblebrook due to limitations on the availability of information as of the date of this filing. On the unaudited pro forma condensed combined balance sheet as of September 30, 2018, property under development was reclassified to investment in hotel properties, revolving credit facility debt issuance costs and deferred taxes were reclassified to prepaid expenses and other assets and treasury shares were reclassified to additional paid-in capital. On the unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2018 and year ended December 31, 2017, the other operating department revenue was reclassified to other revenue, other direct expenses and other indirect expenses was reclassified to other direct and indirect expenses, ground rent was reclassified to real estate, property taxes and ground rent and merger costs and other were reclassified to general and administrative expenses.

            The pro forma adjustments represent Pebblebrook management's estimates based on information available as of the date of this filing and are subject to change as additional information becomes available and additional analyses are performed. The pro forma financial statements do not reflect the impact of possible revenue or earnings enhancements, cost savings from operating efficiencies or synergies, or asset dispositions. Also, the pro forma financial statements do not reflect possible adjustments related to restructuring or integration activities that have yet to be determined, including transaction or other costs following the mergers that are not expected to have a continuing impact.

            The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2017 and for the nine months ended September 30, 2018 combine the historical combined statements of operations of Pebblebrook and LaSalle, giving effect to the mergers as if they occurred on January 1, 2017, the beginning of the earliest period presented. The unaudited pro forma condensed combined balance sheet combines the historical consolidated balance sheets of Pebblebrook and LaSalle as of September 30, 2018, giving effect to the mergers as if they had occurred on September 30, 2018.

A.    LaSalle Significant Disposition

           LaSalle sold four of its hotel properties immediately prior to closing of the mergers for an aggregate sale price of $820.8 million. Due to the significance of the sales, LaSalle's historical consolidated balance sheet as of September 30, 2018 has been adjusted to reflect the sales as if they had occurred on September 30, 2018 and LaSalle's historical statement of operations for the nine months ended September 30, 2018 and year ended December 31, 2017 have been adjusted to reflect the sales as if they had occurred on January 1, 2017.

2. Adjustments to the Unaudited Pro Forma Condensed Combined Balance Sheet

     The unaudited pro forma condensed combined balance sheet as of September 30, 2018 reflects the following adjustments:

B.    Investment in Hotel Properties, Net

            The hotel property assets acquired by Pebblebrook through the mergers are reflected in the unaudited pro forma condensed combined balance sheet of LaSalle based on a preliminary fair value. The preliminary fair value was derived by applying a capitalization rate to estimated net operating income and other market data. The hotel property assets acquired generally consist of land and improvements, buildings and improvements, and furniture, fixtures and equipment. The adjustments reflected in the unaudited pro forma condensed combined balance sheet represent the differences between the preliminary fair value of the hotel property assets acquired by Pebblebrook through the mergers, and LaSalle's historical balances, which are presented as follows (in thousands):

	Preliminary Fair Value	Less: LaSalle Historical (Adjusted)	Pro Forma Adjustments
Land and improvements	$835,840	$388,539	$447,301
Buildings and improvements	3,050,817	2,646,476	404,341
Furniture, fixtures and equipment	292,544	739,126	(446,582)
Property under development	—	18,074	(18,074)
	4,179,201	3,792,215	386,986
Accumulated depreciation	—	(1,331,327)	1,331,327
Investment in hotel properties, net	$4,179,201	$2,460,888	$1,718,313

       The fair value of the assets acquired was estimated by using market data and other information available and making numerous estimates and assumptions. LaSalle's historical accumulated depreciation was eliminated since the assets are recognized and presented at fair value.

C.    Investment in Marketable Securities

Pebblebrook's investment in marketable securities represents an investment in LaSalle common shares. Upon completion of the mergers, such shares were cancelled and the $373.9 million in investment in marketable securities was eliminated.

D.    Cash and Cash Equivalents

Cash and cash equivalents is adjusted to reflect the use of cash to repay the principal balance on the LaSalle term loans and mortgage loan.

E.    Prepaid Expenses and Other Assets

            Pebblebrook did not assume any debt in the mergers and therefore the unamortized debt issuance costs of $2.5 million related to LaSalle's credit facility have been eliminated.

 Included in prepaid expenses and other assets on the LaSalle historical balance sheet was $7.0 million in unamortized deferred lease assets and straight line rent receivables related to tenant leases. A fair value adjustment has been made to eliminate these historical balances. The adjustments are summarized below (in thousands):

Unamortized debt issuance costs	$2,456
Unamortized deferred lease assets and straight line rent	7,000
Adjustment to prepaid expense and other assets	$9,456

F.    Unsecured Revolving Credit Facilities

The Adjustment reflects a portion of the new term loan used to repay the credit facility.

G.    Term Loans, Net

            The LaSalle historical balance sheet included the principal balance on term loans of $855.0 million net of $1.4 million of unamortized debt issuance costs. Pebblebrook did not assume the LaSalle term loans and therefore an adjustment has been made to eliminate the term loan. As of September 30, 2018, Pebblebrook had outstanding a $100.0 million delayed draw term loan, which funded a portion of the payment of the termination fee to an affiliate of The Blackstone Group L.P. on behalf of LaSalle upon the termination of LaSalle's previous merger agreement. This delayed draw term loan was repaid in connection with completion of the merger closings. An adjustment has been made to reflect the repayment of the delayed draw term loan. Pebblebrook entered into a new $1.75 billion term loan, which we refer to as the new term loan, to fund the cash requirements related to the mergers. An adjustment has been made to reflect the new term loan and associated issuance costs. The adjustments are summarized below (in thousands):

Pebblebrook new term loan	$1,750,000
Issuance costs on the new term loan	(12,351)
Less: Repayment of delayed draw term loan	(100,000)
Less: LaSalle term loans—historical basis	(855,000)
Less: LaSalle unamortized debt issuance costs on term loans—historical basis	1,366
Adjustment to term loans	$784,015

H.    Mortgage Debt, Net

            Pebblebrook paid off LaSalle's mortgage debt in connection with completion of the mergers. An adjustment has been made to reflect the repayment of the mortgage debt of $225.0 million and write-off of the $0.2 million in unamortized issuance costs.

I.    Accounts Payable and Accrued Expenses

Non-recurring transaction costs include those costs directly attributable to the mergers paid by Pebblebrook or LaSalle. These transaction costs, consisting primarily of severance, transfer taxes, fees for financial advisors, commitment fees paid for the bridge loan, and legal, accounting, tax and other professional services, were approximately $150.6 million. An adjustment is made to accounts payable and accrued expenses for the $123.9 million of transactions costs that had not been paid or accrued as of September 30, 2018. These costs are non-recurring in nature and directly related to the mergers and, therefore, are reflected as a reduction to retained earnings and not included in the unaudited pro forma condensed combined statements of operations.

        The debt issuance costs of approximately $12.4 million are the costs paid by Pebblebrook that are directly attributable to the new term loan.

        The straight-lining of rent pursuant to the underlying ground leases associated with the hotel properties acquired pursuant to the mergers commenced upon completion of the mergers. Therefore, the carrying value of straight-line rent included on LaSalle's historical balance sheet has been eliminated. The adjustments are summarized below (in thousands):

Non-recurring transaction costs	$123,914
Debt issuance costs	12,351
Ground lease straight-line rent	(10,952)
Adjustment to accounts payable and other liabilities	$125,313

J.    Deferred Deposit on Merger Transaction

The LaSalle historical balance sheet as of September 30, 2018 included an accrual for the merger termination fee due to an affiliate of The Blackstone Group, L.P. This merger termination fee was paid by Pebblebrook.

K.    Common Shares and Additional Paid-in Capital

The pro forma adjustment represents the issuance of Pebblebrook common shares with a par value of $0.01 per share and a market price per share $34.92, which was the closing price per Pebblebrook common share as of the close of business on November 30, 2018, the day of completion of the mergers. Upon completion of the mergers, 66.8% of LaSalle common shares each received 0.92 Pebblebrook common share and 33.2% of LaSalle common shares each received $37.80 in cash. The adjustments are summarized below (in thousands except share data):

Total LaSalle common shares converted to Pebblebrook common shares	67,005
Exchange ratio	0.92
Calculated Pebblebrook common shares to be issued	61,645
Less: Fractional shares	(246)
Pebblebrook common shares issued	61,399
Par value per Pebblebrook common share	$0.01
Par value of Pebblebrook common shares issued	$614
Less: Par value of LaSalle common shares—historical basis	(1,132)
Adjustment to Pebblebrook common shares	$(518)
Pebblebrook common shares issued	61,399
Additional paid-in capital per share ($34.92 less $0.01 par value)	$34.91
Additional paid-in capital of Pebblebrook common shares issued	$2,143,443
Additional paid-in capital of LaSalle preferred shares converted to Pebblebrook preferred shares	234,222
Total common and preferred share additional paid-in capital on shared issued	$2,377,665
Less: LaSalle additional paid-in capital—historical basis	(2,648,808)
Adjustment to additional paid-in capital	$(271,143)

L.    Retained Earnings (Deficit)

            Represents the elimination of LaSalle's distributions in excess of retained earnings of $447.5 million as of September 30, 2018, an adjustment to increase Pebblebrook retained earnings to reflect the LaSalle shares owned by Pebblebrook to market value based on the share price on the merger date, and an adjustment of $123.9 million to decrease retained earnings for non-recurring transaction costs directly attributable to the mergers that had not yet been expensed in the historical consolidated statements of operations or accrued in the historical consolidated balance sheets, which have been used as the starting point for the pro forma financial statements.

3. Adjustments to the Unaudited Pro Forma Condensed Combined Statements of Operations for the year ended December 31, 2017 and the nine months ended September 30, 2018

            The historical amounts include Pebblebrook's and LaSalle's actual operating results for the periods presented, as filed with the SEC on their respective Forms 10-K and Forms 10-Q (reclassified as set forth under Note 1 above). The pro forma adjustments to the historical amounts are presented in the unaudited pro forma condensed combined statements of operations for the year ended December 31, 2017 and the nine months ended September 30, 2018, assuming the mergers occurred on January 1, 2017. Noted below are the explanations for the adjustments included in the unaudited pro forma condensed combined statements of operations for the year ended December 31, 2017 and the nine months ended September 30, 2018.

M.    Depreciation and Amortization

 For purposes of the unaudited pro forma condensed combined statements of operations, depreciation and amortization expense is calculated using the straight-line method over the estimated useful lives of 40 years for buildings, 15 years for building improvements and five years for furniture fixture and equipment. As Pebblebrook would have commenced depreciation and amortization on January 1, 2017, the depreciation and amortization expense included in Pebblebrook's historical financial statements has been eliminated and an adjustment has been made to reflect the depreciation and amortization expense that Pebblebrook would have recognized if the mergers had been completed as of January 1, 2017. The adjustments are summarized below (in thousands):

	Nine months ended September 30, 2018	Year ended December 31, 2017
Depreciation and amortization	$115,451	$154,118
Less: Elimination of LaSalle's depreciation and amortization—adjusted historical	(113,155)	(141,610)
	$2,296	$12,508

N.    Property Taxes

The estimated increase in property taxes is primarily due to estimated reassessments of LaSalle's California hotel properties with estimated fair value exceeding historical property tax basis pursuant to Proposition 13. The adjustment was calculated based on multiplying property tax rates by the difference between the estimated fair value of each hotel property and its historical property tax basis.

O.    Transaction and Pursuit Costs

Represents the elimination of $26.7 million in transaction costs incurred by LaSalle and Pebblebrook during the nine months ended September 30, 2018. These costs are directly related to the mergers and will not have a continuing impact on the operating results of Pebblebrook.

P.    Interest Expense

The pro forma adjustment to interest expense is related to amortization of debt issuance costs related to the mergers which are amortized over the remaining term of the debt and the elimination of LaSalle's historic amortization of debt issuance costs.

	Nine months ended September 30, 2018	Year ended December 31, 2017
Interest Expense - new term loan	$35,486	$70,972
Amortization of debt issuance costs - new term loan	1,853	2,470
Less: LaSalle's interest expense-historical	(31,205)	(39,366)
Adjustment to interest expense	$6,134	$34,076

Q.    Other and Merger Termination Fee

            The pro forma adjustment to other is related to the elimination of the $29.2 million gain on investment in marketable securities and dividend income from marketable securities recorded on Pebblebrook's historical statement of operations for the period ended September 30, 2018. The gain and dividend from marketable securities is directly related to the mergers and will not have a continuing impact on the operating results of Pebblebrook.

The LaSalle historical statement of operations for the period ended September 30, 2018 included an expense for the merger termination fee due to an affiliate of The Blackstone Group, L.P. This merger termination fee was paid by Pebblebrook and is directly related to the mergers and will not have a continuing impact on the operating results of Pebblebrook. An adjustment has been made to eliminate the merger termination fee.

R.    Earnings (Loss) Per Share

            The unaudited pro forma adjustment to shares outstanding used in the calculation of basic and diluted earnings per share are based on the combined basic and diluted weighted-average number of shares outstanding, after giving effect to the exchange ratio, as follows (in thousands, except per share data):

	Nine months ended September 30, 2018	Year ended December 31, 2017
Numerator:
Net income (loss) attributable to common shareholders	$115,938	$188,601
Dividends paid on unvested restricted shares	(428)	(850)
Undistributed earnings attributable to unvested restricted shares	(67)	—
Net income attributable to common shareholders excluding amounts attributable to unvested restricted shares	$115,443	$187,751
Denominator:
Pebblebrook weighted-average number of common shares, basic	68,900,402	69,591,973
Pebblebrook common shares to be issued to LaSalle shareholders	61,399,104	61,399,104
Pro forma weighted-average common shares outstanding, basic	130,299,506	130,991,077
Compensation-related shares	366,696	781,627
Pro forma weighted-average number of common shares, diluted	130,666,202	131,772,704
Net income (loss) per share available to common shareholders, basic	$0.89	$1.43
Net income (loss) per share available to common shareholder, diluted	$0.88	$1.42